Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2008 Omnibus Incentive Plan, as amended, of Sunrise Senior Living, Inc. of our reports dated February 29, 2012, with respect to the consolidated financial statements of Sunrise Senior Living, Inc. included in its Annual Report (Amendment No. 1 on Form 10-K/A) for the year ended December 31, 2011 and the effectiveness of internal control over financial reporting of Sunrise Senior Living, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2011, each filed with the Securities and Exchange Commission.

McLean, Virginia	/s/ Ernst & Young LLP
May 2, 2012